Exhibit (m)(2)

SELLING AND SERVICING AGREEMENT

This Selling and Servicing Agreement (the “Agreement”) is made as of April 19, 2012 between GMO Series Trust (“Company”), a Massachusetts business trust and TIAA-CREF Individual & Institutional Services, LLC (“Intermediary”), a Delaware limited liability company.

R E C I T A L S

WHEREAS, Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”),Company and each separate series of the Company is set forth in Schedule C (the “Portfolios”);

WHEREAS, the Company has the authority to enter into contracts with companies that relate to the services Company contemplated hereunder;

WHEREAS, Intermediary’s affiliate, Teachers Insurance and Annuity Association of America (“TIAA”) has contractually agreed to provide recordkeeping and other administrative services to trust accounts, defined contribution retiree health plans, qualified and non-qualified employee benefit, savings or retirement plans, and individual retirement plans (individually, a “Plan” and collectively, “Plans”) sponsored by employers through which an investment adviser, trustee, sponsor or administrator of a Plan (each, a “Plan Representative”) may invest on behalf of participants in the Plans (“Plan Participants”) or offer to Plan Participants the opportunity to invest;

WHEREAS, one or more banks or trust companies (each, a “Custodian”) maintain custody accounts (“Custody Accounts”) that hold shares of various open-end management investment companies for such Plans and Plan Participants (or beneficiaries of Plan Participants) and the Plans or Plan Participants, as applicable, have entered into custodial account agreements with such Custodian;

WHEREAS, Intermediary has contractually agreed to provide recordkeeping and other administrative services to such Plans, which requires (among other things) plan participant recordkeeping services, maintaining shareholder accounts and other client and communication services;

WHEREAS, such Plans and Plan Participants may invest in the Shares of the Company and its Portfolios (“Shares”) (as such, hereinafter are sometimes referred to as “Shareholders”) and may require distribution-related, shareholder, administrative, recordkeeping and other services with respect to the Shares that may be in addition to services required by other shareholders of the Company, and the provision of such services to Plans and Plan Participants and Plan Representatives requiring these services may benefit them and facilitate their ability to invest in Shares;

WHEREAS, Company desires that Intermediary provide, or arrange for the provision of, certain administrative, recordkeeping and other services with respect to Shares (hereinafter sometimes collectively referred to as the “Services”);

WHEREAS, Intermediary desires to have the Plans and/or the Plan Participants and Plan Representatives acquire Shares at the net asset value thereof without any sales charge; and

WHEREAS, Intermediary is willing to provide, directly or through its designees, such Services in accordance with the terms and conditions of this Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the Company and Intermediary agree as follows:

W I T N E S S E T H

Article 1 Terms of Appointment

Intermediary is authorized to act as limited agent to accept orders for the purchase and redemption of Shares, is authorized and to tender to Company or Company’s agent for exchange or redemption, Shares, subject to such procedures and practices as agreed upon by the Company and Intermediary as set forth in this Agreement. Intermediary hereby accepts such appointment. The Company further acknowledges and agrees that Intermediary may designate and authorize such designees or agents as it deems necessary, appropriate or desirable, to accept as a limited agent of the Company, orders from or on behalf of Shareholders for the purchase and redemption of Shares. The Company will be deemed to have received a purchase or redemption order for Shares when Intermediary or its designees or agents accept the order in accordance with this Agreement. The Intermediary agrees to notify the Company or its designated agent three (3) weeks prior to the initial purchase of any Portfolio.

Article 2 Offering of Shares

Intermediary’s performance of Services, including without limitation, the acceptance of Orders for the purchase and redemption of Shares for the Account (defined below), will be subject to the terms and conditions set forth in the Portfolios’ then current prospectuses and statements of additional information. The Company agrees to take those steps necessary to facilitate offering of Shares to the Plans and agrees to take all steps necessary so that orders for the purchase and redemption of such Shares will be effected as specified in Article 5 of this Agreement.

Article 3 Services to be Performed

Section 3.1. Intermediary agrees to provide, or cause its designees or agents to provide the Services specified in this Article 3 for Plans and as applicable Plan Participants with respect to Shares held in the Account. Recordkeeping and other administrative services provided to Plan Participants will be the responsibility of Intermediary and will not be the responsibility of the Company. Intermediary will cause to be established and maintained, on behalf of the Plans one or more omnibus accounts (the “Account”) with the Company. The Account will consist of one or more Sub-accounts maintained by Custodian for the benefit of the Plans and Plan Participants. Intermediary is authorized to provide Services with respect to Shares held through the Accounts and with respect to the Services provided to Plans and Plan Participants pursuant to this Agreement, Intermediary may delegate certain recordkeeping and administrative services to agents, designees and affiliates including without limitation, TIAA, provided, however, that those services required to be performed by a broker-dealer will be handled by Intermediary. Intermediary will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of Securities Exchange Act of 1934.

Section 3.2. Services provided by Intermediary or its agents or designees will include one or more of the following: (a) providing recordkeeping and other administrative services to Plans and Plan Participants; (b) maintaining records of the contributions to the Plans to purchase Shares; (c) providing periodic statements to the Plans and to Plan Participants with respect to Shares held for the benefit of each Plan Participant; (d) processing distributions from the Plans, including facilitating any necessary redemptions of Company Shares for Plan Participants; (e) answering inquiries regarding the Company (which may include the rendering of investment advice; (f) transmitting on behalf of the Company proxy statements, annual reports, prospectuses and other communications from the Company to the Shareholders of the Company; and (g) upon request, providing agreed upon information in a report that will assist Company in satisfying its Blue Sky compliance obligations.

Section 3.3. Notwithstanding anything to the contrary in this Agreement, Intermediary’s obligations with respect to frequent trading and provision of certain Shareholder information will be governed solely by the provisions of Schedule A and Schedule B.

Article 4 Pricing Information; Dividends; Capital Gains

Section 4.1. The Company or its agent will furnish Intermediary or its designee, on each business day that the Company are open for business, as specified in the respective prospectuses that describe the Company ("Business Day"), with (i) net asset value information as determined at or about the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other time at which a Company's net asset value is calculated as specified in such Company's prospectus ("Close of Trading") and (ii) dividend, and capital gains information related to the Company as it becomes available. The Company or its agent will use reasonable efforts to will provide net asset value, dividend and capital gains information to Intermediary or its designee by 7:00 p.m. Eastern Time on each Business Day. Unless otherwise instructed by Intermediary based upon instructions provided by authorized persons for the Plans, dividends and capital gains distributions from any Company will be automatically reinvested in additional Shares.

Section 4.2. If the Company determines that corrective action is necessary with respect to the Account as a result of any error in the computation of the net asset value of its

Shares (as determined in accordance with the Company’s policy) (“Price Error”), the Company will promptly notify Intermediary of the Price Error. The Company or its agent may provide notice of a Price Error via facsimile or via direct or indirect systems access and will state the incorrect price, the correct price and, to the extent communicated to the Company’s other shareholders, the reason for the price change. The Company or its agent will also communicate to Intermediary the amount and nature of any changes to Company’s or Agent’s records with respect to the Account made in order to correct a Price Error.

Article 5 Orders, Trade Reporting and Settlement

Section 5.1. The parties agree that orders to purchase and redeem Shares by the Plans will be effected on each Business Day as provided in this Article. Intermediary will transmit to the Company or its agent orders to purchase or redeem Company Shares for the Account. Purchases and redemptions for the Plan Representatives and Plan Participants will be made at the net asset value determined as of the Close of Trading on the Business Day that an order to purchase or redeem Shares is received by Intermediary, provided that (a) Intermediary receives orders in proper form from Plan Representatives, Plan Participants and other authorized persons under the Plans at a time prior to the Close of Trading on that Business Day; (b) orders transmitted to the Company or its agent are received by the Company or its agent by 7:00 a.m. Eastern Time on the next following Business Day; and (c) the Company or its agent may, to the extent it deems necessary, delay redemption of Shares to the extent permitted under the 1940 Act. Orders from Plan Representatives, Plan Participants and other authorized persons under the Plans received by Intermediary after the Close of Trading on a Business Day will be treated as if received on the next following Business Day.

If the NSCC FUND/SERV system, the NSCC Defined Contribution and Settlement Service (NSCC-DCC&S), or other automated means agreed upon among the parties (e.g., computer, etc.) for the placement of orders is unavailable or there is a malfunction in Intermediary’s systems, Intermediary will notify the Company’s agent by telephone (617) 662-7300 prior to 8:30 a.m. Eastern Time and will provide the Company or its agent NSCC/Broker Services Dept., facsimile (617) 937-8122 by 8:30 a.m. Eastern Time a report detailing the trading instructions received with respect to the Account from Plans and Plan Participants on the prior Business Day for each of the Portfolios. The Company or Company’s agent will update Intermediary of any changes in such contact information as soon as reasonably practicable. The parties agree that the terms of this Agreement with respect to the submission of Account orders on behalf of Plans and Plan Participants will control over any contrary provisions in any networking agreement between the Company’s distributor and the Plans’ Custodian with respect to orders accepted by Intermediary or its designee for the Company.

Section 5.2. The parties agree that payment for net purchases of Shares attributable to all orders placed with the Company for the Plans as of the Close of Trading on a given Business Day will be settled via standard NSCC protocol or otherwise wired by Custodian to the Company’s custodial account designated by the Company no later than 4:00 p.m. Eastern Time on the next Business Day. The Company will take all steps necessary so that payment for net redemptions of Shares attributable to all orders for the Plans transmitted by Intermediary or its designee to the Company or its agent as of the Close of Trading on a given Business Day ordinarily will be wired separately by Company to a Custody Account designated by Intermediary or its designee no later than 4:00 p.m. Eastern Time on the next Business Day; provided, however, that the Company may, if deemed appropriate, delay redemptions of Shares or postpone payment upon redemption, to the extent permitted by the 1940 Act.

Article 6 Fees and Expenses

Section 6.1. Except as provided in Section 7.1, each party will bear all expenses necessary and incidental to the performance of its respective obligations under this Agreement.

Section 6.2. For performance of Services by Intermediary pursuant to this Agreement, the Company will make payments, or cause payments to be made, as compensation to Intermediary or its designated payment agent, if any, as set forth in the fee schedule attached as Schedule C. The fees are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Shares; and are not otherwise related to investment advisory or distribution services or expenses.

Article 7 Shareholder Communications; Sales Materials

Section 7.1. The Company or its agent will provide Intermediary or its designee with one copy of the prospectus, summary prospectus proxy solicitation materials, periodic shareholder reports, and such other supplemental sales materials and reports with respect to the Company and its Portfolios (“Disclosure Materials”) in order for Intermediary to forward them to Shareholders. Distributor will be responsible for the cost to produce and deliver the Disclosure Materials that Intermediary is required to forward to Shareholders or prospective shareholders under this Agreement or applicable law. Intermediary agrees to use reasonable efforts to allow for electronic delivery of all Disclosure Materials. The Company or its agent will promptly notify Intermediary regarding planned shareholder meetings and proxy votes.

Section 7.2. No person is authorized to make any representations concerning Shares except those contained in the then current prospectuses and other information provided by the Company or its agent, or as otherwise agreed to by the Company or its agent. Intermediary agrees not to use other advertising or sales material relating to the Funds unless approved by the Company in advance of such use; provided, however, that Intermediary is authorized: (a) to identify the Company in a listing of mutual funds that Intermediary may make available to eligible investors; (b) to use logos, trade names, trademarks, and service marks of the Funds solely with respect to marketing the Company or Portfolios to Plans or Plan Representatives; (c) to use information obtained from publicly available databases maintained by reputable sources such as Morningstar, Inc. and Ibbotson, provided such data is properly attributed to its source by the Intermediary; provided, however that the Company or Intermediary makes no representation as to the accuracy of the information obtained from any publicly available database and (c) as otherwise may be reasonably necessary for Intermediary to perform the Services and its duties and obligations under this Agreement.

Article 8 Maintenance of Records

Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of services contemplated hereunder. Upon the reasonable written request of an authorized representative of a party hereto, and to the extent permitted by applicable confidentiality and privacy laws and contractual limitations and requirements, the relevant party will provide copies of all records as may be necessary to (a) monitor and review the performance of such party’s activities pursuant to this Agreement; (b) comply with any request of a governmental body or self-regulatory organization; (d) verify compliance by any party with the terms of this Agreement; and (e) make required regulatory reports. The requesting party will reimburse the party providing copies of the relevant records for the reasonable cost of any copies made pursuant to this Article.

Article 9 Privacy; Confidentiality

The parties will keep confidential any information regarding the Portfolios, the Plans and Plan Participants received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide the Services or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Portfolios which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), and any other applicable federal or state privacy laws, (including without limitation Massachusetts regulation 201 CMR 17.00 and regulations, including without limitation applicable security breach notification no party will directly, or indirectly through an affiliate, disclose any non-public personal information (“Non-public Personal Information”) as defined in Reg S-P, received from another party to any person that is not an affiliate, designee or agent of the receiving party and provided that any such information disclosed to an affiliate designee or agent will be under the same limitations on use and non-disclosure and will comply with all legal requirements. Neither Company nor any agent of the Company will use information, including Non-public Personal Information, directly or indirectly provided to them by Intermediary or its designees or agents pursuant to this Agreement for the purpose of marketing to the Plans or Plan Participants, or any other similar purpose. Except for confidential information consisting of Non-Public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the receiving party’s receipt the confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source

(other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

Article 10 Operations of the Funds

In no way will the provisions of this Agreement limit the authority of the Company or its agent to take such lawful action as any of them may deem appropriate or advisable in connection with all matters relating to the operation of the Company and the sale of the Shares of the Company.

Article 11 Relationship of Parties

Except to the extent of the limited agency status of Intermediary provided for in this Agreement, it is understood and agreed that all Services performed hereunder by Intermediary will be as an independent contractor and not as an employee or agent of the Company and none of the parties will hold itself out as an agent of any other party with the authority to bind such party.

Article 12 Representations and Warranties

Section 12.1. Intermediary represents and warrants that the following are true and will remain true throughout the term of this Agreement:

(a) Intermediary is an insurance company duly organized and existing and in good standing under the laws of the State of New York.

(b) Intermediary is duly qualified and has all requisite licenses and authority to carry on its business in New York and in all other jurisdictions in which it conducts business.

(c) Intermediary has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate, breach, impair or conflict with (i) any governing document or agreements of Intermediary; (ii) any applicable law, rule or regulation; or (iii) any other agreement or understanding Intermediary has with any other person, corporation, or other entity.

(d) Intermediary’s obligations under this Agreement constitute its valid, legal and binding obligations, enforceable in accordance with their terms.

(e) Intermediary will maintain facilities, equipment and skilled personnel sufficient to perform the Services.

Section 12.2. Company represents and warrants that the following are true and will remain true throughout the term of this Agreement:

(a) Company is a validly existing Massachusetts business trust.

(b) Company is (i) duly qualified and has all requisite licenses and authority to carry on its business all jurisdictions in which it conducts business.

(c) Company has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate, breach, impair or conflict with (i) any governing document or agreements of the Company; (ii) any applicable law, rule or regulation; or (iii) any other agreement or understanding the Company has with any other person, corporation, or other entity.

(d) Company is an investment company registered under the 1940 Act and the Shares sold pursuant to this Agreement are registered under the Securities Act of 1933, are duly authorized for issuance and sale in compliance with applicable state and federal securities laws, and the registration statement for the Shares will be amended under the Securities Act of 1933 and the 1940 Act from time to time as required in order to effect a continuous offering of the Shares.

(e) The Company represents and warrants that it shall be responsible for ensuring that the Shares are qualified for sale under, or are exempt from the requirements of the respective securities laws of each state and/or jurisdiction.

(f) The prospectuses (including such portions thereof that concern compensation paid to intermediaries and other authorized agents) and other materials concerning the Shares and Company are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information therein not misleading or untrue.

(g) Company’s obligations under this Agreement constitute its valid, legal and binding obligations, enforceable in accordance with their terms.

Article 13 Indemnification

Section 13.1. Intermediary agrees to indemnify and hold harmless, the Company, and their trustees, directors, officers, employees, agents and each person, if any, who controls any of them within the meaning of the Securities Act of 1933, as amended (hereinafter individually and collectively sometimes referred to as the “Company Indemnitees”), against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) to which any Company Indemnitee may become subject to the proportionate extent those losses, claims, damages, liabilities or expenses or actions in respect thereof are caused by (i) Intermediary's negligence or willful misconduct of Intermediary in performing the Services, (ii) any material breach by Intermediary of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement, or (iii) any breach by Intermediary of a representation or warranty made in this Agreement. This indemnity agreement will be in addition to any liability which Intermediary may otherwise have. In no event shall Intermediary be liable to the Company for special, indirect or consequential damages, or lost profits or loss of business.

Section 13.2. The Company agrees to indemnify and hold harmless Intermediary, TIAA, their affiliates, and each of their trustees, directors, officers, employees, agents and each person, if any, who controls Intermediary within the meaning of the Securities Act of 1933, as amended, (hereinafter individually and collectively sometimes referred to as the “TIAA-CREF Indemnitees”) against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) to which any TIAA-CREF Indemnitee may become subject to the proportionate extent those losses, claims, damages, liabilities or expenses or actions in respect thereof are caused by (i) the Company’s negligence or willful misconduct in performing its respective obligations under this Agreement, (ii) any material breach by the Company of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement, (iii) any breach by the Company of a representation or warranty made in this Agreement or (iv) any liability arising from or in connection with the Company’s obligations set forth in Section 12.2(e). This indemnity agreement will be in addition to any liability which the Company may otherwise have. In no event shall the Company be liable to the TIAA-CREF Indemnitees for special, indirect or consequential damages, or lost profits or loss of business.

Section 13.3. Promptly after receipt by an indemnitee under this Article of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee will notify the indemnitor of the commencement thereof. The omission to so notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Article except that the failure of the indemnitee so to notify the indemnitor will relieve the indemnitor of its indemnity obligation with respect to that action to the extent that such omission results in the forfeiture of substantive rights or defenses by the indemnitor. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof as specified above, the indemnitor will be entitled to assume the defense thereof, and the defendant or defendants in such action entitled to indemnification hereunder will have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel as provided above, the indemnitees in such action will bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for: (i) the fees and expenses of counsel agreed upon by indemnitor and indemnitee; or (ii) for all reasonable fees and expenses of counsel retained by the indemnitee(s) in the event that the indemnitor is found liable under the terms of this Agreement or applicable law for the defense of such indemnitee(s). If the indemnitor assumes the defense of any such action, the indemnitor will not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or default or consent, each indemnitee receives from the claimant a release from all liability in respect of such claim. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party may be required to indemnify except with the other party’s prior written consent. In no case will the indemnification provided in this Article be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties hereunder, or by reason of its reckless disregard of his obligations and duties hereunder.

Article 14 Survival

The provisions of Articles 8, 9, 13, 16, 17 and Section 6.2, Schedule B and Schedule C will survive termination of this Agreement.

Article 15 Term and Termination

Section 15.1. This Agreement will become effective as of the date first-above written and will continue in effect until terminated as set forth below.

Section 15.2. This Agreement will automatically terminate as it relates to the Services provided by Intermediary with respect to a particular Plan, if and when the Intermediary’s relationship with such Plan is terminated or the performance of Services by Intermediary to such Plan is terminated.

Section 15.3. This Agreement will automatically terminate if the authorizations, licenses, qualifications or registrations required to be maintained by either party in connection with the performance of its duties hereunder lapses or ceases at any time to be in full force and effect.

Section 15.4. This Agreement may be terminated at any time by any party upon ninety (90) days’ notice in writing to the other party(ies); provided, however, that Company will continue to make payments to Intermediary after termination as provided in Section 6.2.

Section 15.5. This Agreement will be terminated immediately upon a material breach by any party not cured within thirty (30) days after notice from the other(s).

Article 16 Notices

Each notice required by this Agreement will be given in writing and delivered personally or mailed by certified mail or overnight courier service to the party’s address identified below or such other address as each party may by written notice provide to the other. A notice given pursuant to this Section will be deemed to have been given immediately when delivered personally, three (3) days after the date of certified mailing and one (1) day after delivery by overnight courier service.

If to Intermediary, to:

TIAA-CREF Individual & Institutional Services, LLC

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Attn.: Director, Third Party Funds Management

With a copy to:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attn.: General Counsel, Corp. & Client Services Law

If to Company, to:

GMO Series Trust

c/o Grantham, Mayo, Van Otterloo & Co. LLC

40 Rowes Wharf

Boston, MA 02110

Attn: General Counsel

Article 17 Governing Law

This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without regard to its conflicts of law rules.

Article 18 Amendment; Waiver

This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by a written instrument executed by all of the parties. The terms of the covenants under this Agreement may be waived only by a written instrument executed by the party waiving compliance.

Article 19 Assignment

This Agreement will not be assigned by any party without the prior written consent of the other party(ies).

Article 20 Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

Article 21 Force Majeure

Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, mechanical breakdown, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

Article 22 Captions

The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Article 23 Severability; Conflicts

If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

Article 24 Complete Agreement

This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

Article 25 Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Article 26 Anti-Money Laundering

With respect to the prevention of money laundering, Intermediary represents and warrants:

(a) Intermediary is acting on behalf of its Client(s) in its dealings with Company;

(b) Intermediary has adopted and implemented policies and procedures which comply with the orders and directives of the Office of Foreign Assets Control (“OFAC”);

(c) To the extent required by law or regulation, Intermediary has identified, and will continue to identify, the client(s) for whom it acts and the sources of funds for all client(s) for whom it acts and will retain all documentation, as may be required, necessary to identify those client(s) and the source of funds;

(d) Plans are not “covered products” as that term is defined in 31 CFR 103.137 of Bank Secrecy Act (as amended by the USA Patriot Act);

(e) Intermediary does not believe, and has no reason to believe, that any client(s) for whom it acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities, or organizations sanctioned by the United States or the jurisdictions in which Intermediary does business;

(f) Pursuant to authority granted under Section 314(b) of the USA Patriot Act, Intermediary will notify the Company in the event it believes, or has reason to believe, that any of the client(s) for whom it acts hereunder are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which Intermediary does business; and

(g) Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Company with any requested information about Accounts in the event that the Company shall request such information due to any inquiry or investigation by any law enforcement, regulatory, or administrative authority.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

GMO SERIES TRUST*
ON BEHALF OF THE PORTFOLIOS SEPARATELY AND NOT JOINTLY

By:	/s/ Heather Schirmer

Name:	Heather Schirmer
Title:	Vice President and Assistant Clerk

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ Jason Creel
	Name:	Jason Creel
	Title:	Managing Director

SCHEDULE A

FREQUENT TRADING POLICY PROCEDURES FOR INTERMEDIARIES

SERVICING RETIREMENT AND SAVINGS PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

Intermediary has adopted policies and procedures reasonably designed to protect against disruption or harm caused by “market timing” and other types of frequent or frequent trading in Fund shares (“Intermediary’s Frequent Trading Policy”), which are effective as of the effective date of this Agreement or a later date mutually agreed upon by the parties. The Company and Fund have reviewed and approved Intermediary’s Frequent Trading Policy set forth below. The Company further acknowledges and agrees that Intermediary will not be required to apply the Fund’s frequent trading policy in monitoring shareholder trading activity. With the exception of obligations to provide certain information and implement restrictions in response to a Fund’s request under Securities and Exchange Commission (“SEC”) Rule 22c-2 as more particularly provided in Schedule B, Intermediary’s only obligations with respect to frequent trading are those more particularly provided below.

Intermediary shall have policies and procedures in place reasonably designed to implement Intermediary’s Frequent Trading Policy for the duration of this Agreement. Intermediary shall also provide the Company with 30 days’ prior written notice of any proposed material amendments to Intermediary’s Frequent Trading Policy and the complete text of such proposed amendments. Should the Company or the Funds determine, in its sole discretion, that Intermediary’s Frequent Trading Policy would be unreasonable or unacceptable as a result of the proposed amendments, then either (i) Intermediary may withdraw its proposal to amend Intermediary’s Frequent Trading Policy or (ii) the parties may agree to an acceptable alternate procedure in lieu of the provisions of this paragraph.

Intermediary’s Frequent Trading Policy.

Under Intermediary’s Frequent Trading Policy (the “Policy”), any shareholder redeeming Fund shares will be prohibited from investing in the same Fund for 30 calendar days after the redemption. The Policy applies to all redemptions and investments that are part of an exchange transaction or transfer of assets, but does not apply to certain other transactions described below.

The Policy does not apply to the following:

1.	Transactions in Money Market funds and funds which by prospectus allow short-term trading.

2.	Certain types of transactions made within a retirement or employee benefit plan, such as contributions, mandatory distributions, loans and plan sponsor-initiated transactions, purchase transactions involving certain transfers of assets, rollovers and IRA conversions.

3.	Transactions initiated by Intermediary or an affiliate, such as adjustments and other corrections to customer accounts.

4.	Certain types of transactions in Funds associated with systematic withdrawals, systematic purchases, automatic rebalancing, and program driven discretionary asset allocation transactions.

This Policy would not apply when products are distributed through Intermediary or any affiliated broker-dealer utilizing a clearing broker, such as Pershing for the brokerage window, which has a separate frequent trading policy.

Funds may have adopted or may adopt their own frequent trading policies and/or redemption fees disclosed in their respective prospectuses which may differ from this Policy. Under SEC Rule 22c-2, Intermediary has agreed, upon request from a Fund, to block transactions that violate that Fund’s frequent trading policy. Therefore, Intermediary reserves the right, with or without notice to implement restrictions or block Fund transactions by a shareholder who the Fund has identified as violating its frequent trading policy. Certain transactions by shareholders may also be subject to redemption fees imposed by the Funds in addition to any frequent trading policies.

Under this Policy, Intermediary reserves the right, with or without notice, to reject any purchase or exchange request, if Intermediary determines that the shareholder’s trading activity is disruptive, regardless of whether the shareholder’s trading activity violates the Policy. Intermediary may also with or without notice suspend or terminate a shareholder’s ability to transact by telephone, fax or Internet for any reason, including the prevention of frequent trading. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of frequent trading or amount of the investment or because of a history of excessive trading by the shareholder. Shareholders engaging in frequent trading seek to deploy a variety of strategies to avoid detection, and, despite efforts to apply the Policy uniformly to discourage frequent trading, there is no guarantee that Intermediary or its agents will be able to identify such shareholders or curtail their trading practices. Intermediary reserves the right to modify the Policy and related procedures at any time without advance notice. Intermediary’s failure to send or a shareholder’s failure to receive other notice contemplated under either this Policy or any related procedures will not prevent Intermediary from suspending that shareholder’s trading privileges or taking any other action provided for in this Policy.

SCHEDULE B

Provision of Certain Shareholder Information

1.	Agreement to Provide Information. Intermediary agrees to provide the Company, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

1.1.	Period Covered by Request. Unless otherwise directed by the Company, Intermediary agrees to provide the information specified in Section 1 for each trading day within the scope of the request, which will not request transaction information older than 90 calendar days from the date of the request except as the Company deems necessary to investigate compliance with policies established by the Company for the purpose of eliminating or reducing dilution of the value of outstanding Shares.

1.2.	Form and Timing of Response.

1.2.1.	Intermediary agrees to provide, promptly upon request of the Company, the requested information specified in Section 1. If requested by the Company, Intermediary agrees to use reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Company, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Company. Intermediary additionally agrees to inform the Company whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this section must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Company should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Company agrees not to use the information received from the Intermediary other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements, the receipt, use, handling and disposal of which is subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Company to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Company as having engaged in transactions in the Company’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Company.

Unless otherwise specifically requested by the Company and agreed to by Intermediary, Intermediary will not be required to assess redemption fees on or restrict or prohibit the following types of transactions: (1) purchases of Company Shares in connection with automated periodic or scheduled purchases of Company Shares pursuant to a contractual arrangement such as a salary reduction agreement or other type of scheduled Plan contribution; (2) redemptions of Company Shares in connection with automated periodic or scheduled redemptions of Company Shares pursuant to a contractual arrangement such as a Plan benefit payment; and (3) transfers or exchanges or Company Shares in connection with automated scheduled transfers or exchanges of Company Shares, such as through a “dollar cost averaging” program, asset allocation program or periodic “account rebalancing” program.

Non-routine inquiries with respect to market timing or written instructions from the Company to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Company as having engaged in transactions in Shares that violate policies established or utilized by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Company (e.g., market timing and late trading policies) must be received by Intermediary or its designee at the following email address, or such other email address and/or facsimile number that Intermediary may communicate to the Company in written correspondence from time to time:

c/o TIAA-CREF Individual & Institutional Services, LLC

8500 Andrew Carnegie Boulevard

Charlotte, North Carolina 28262

Email: 22c-2@tiaa-cref.org

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. Intermediary agrees to execute instructions from the Company to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Company that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule B:

3.1.	The term “Company” includes the Company’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Company under the 1940 Act that are held by the Intermediary.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan Participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	The term “Intermediary” will mean a “financial intermediary” as defined in SEC Rule 22c-2.

3.6.	The term “purchase” does not include the automatic reinvestment of dividends.

3.7.	The term “promptly” as used in Section 1.2 will mean as soon as practicable but in no event later than 10 business days from the Intermediary’s receipt of the request for information from the Company or its designee.

SCHEDULE C

PORTFOLIOS

Payments to Intermediary or its payment agent, if any, under Section 6.2 of the Agreement will be calculated and paid by the Company or its agent as provided below.

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Developed World Stock Series Fund R4	R4	380131748	25
GMO Developed World Stock Series Fund R5	R5	380131730	10
GMO Developed World Stock Series Fund R6	R6	380131722	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Core Equity Series Fund R4	R4	380131847	25
GMO International Core Equity Series Fund R5	R5	380131839	10
GMO International Core Equity Series Fund R6	R6	380131821	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO International Growth Equity Series Fund R4	R4	380131771	25
GMO International Growth Equity Series Fund R5	R5	380131763	10
GMO International Growth Equity Series Fund R6	R6	380131755	0
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	25
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	10
GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	0

GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	25
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	10
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	0
GMO U.S. Growth Series Fund R4	R4	380131870	25
GMO U.S. Growth Series Fund R5	R5	380131862	10
GMO U.S. Growth Series Fund R6	R6	380131854	0
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	25
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	10
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	0